Exhibit 99.1

Excerpt from Email to Better Therapeutics, Inc. Employees on March 23, 2023

Hello Team,

Today was a painful day.

I announced earlier we are taking several actions to ensure the long-term success of our company. Sadly, these actions included a reduction in force impacting approximately 35% of our colleagues. We are also implementing other cost savings measures to further extend our financial runway so we can reach critical milestones over the next few months, including potential FDA marketing authorization and subsequent commercial launch of BT-001 in Type 2 Diabetes.

Layoffs are devastating for everyone. As CEO, I take responsibility. While this does not ease the pain, I recognize today was an extremely difficult day. We built this company on the foundations of transparency and trust, so it is important I share the background for these decisions. Above all, I am sorry it has come to this.

How we got here

We are at a critical moment in our evolution as we look ahead to potential FDA marketing authorization and the transition from an R&D focused company to one that expects to have a commercial product in the market. I give immense credit to the innovation and ingenuity in our Clinical, Product, and Engineering teams, and every other team member that has supported them. The incredible effort you all put in and the accountability you have taken on has yielded remarkable quality in the digital therapeutics platform we created together.

The testimonials we get from patients who have used our product, the results from our pivotal trial, feedback from providers and payers alike, all attest to this.

We discussed over the last few months the challenges the life sciences industry is facing. As we navigate volatility and uncertainty in the markets, it has become clear that we need to take action to preserve our cash runway.

Looking forward

Every single member of our team shares the passion and pride in our mission, and collectively, we have made incredible progress. We have developed a product that I believe can be life changing for millions of patients and we will continue to advance what we have started.

My long-term outlook for the potential of our digital therapeutics platform, not just in Type 2 Diabetes but potentially many other cardiometabolic diseases, remains unchanged, and I continue to believe that we will demonstrate the significant medical and commercial potential of our therapeutic approach, including the potential to significantly reduce the cost of care associated with chronic metabolic conditions.

The world desperately needs innovations like ours. Over 60% of adults in the U.S. have at least one chronic condition, and 40% have two or more. Currently available drugs treat symptoms but do not impact the root causes of disease. We know that most patients get worse over time despite being on multiple prescription drugs.

Digital behavioral interventions like ours have the potential to transform the way healthcare is practiced and delivered by targeting the underlying causes of a disease, overcoming health care inequities and access hurdles, and providing personalized and effective treatments that are tailored to the specific needs of patients.

With gratitude

I want to sincerely thank our colleagues who are impacted by the layoffs for their many contributions. I am grateful for your dedication and passion. Your fingerprints are on the product we have developed and your spirit lives on in our culture. We will continue on with the mission that you will forever be a part of, and I sincerely hope we have the opportunity to work together again in the future.

To all our team members, while this is a setback in the journey that began eight years ago, our story is far from written. I am confident we will get through this. Thank you for the integrity demonstrated by all through this difficult day.

Frank